UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): February 13, 2020

AMERICAN TOWER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

116 Huntington Avenue
Boston, Massachusetts 02116
(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AMT	New York Stock Exchange
1.375% Senior Notes due 2025	AMT 25A	New York Stock Exchange
1.950% Senior Notes due 2026	AMT 26B	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01    Entry into a Material Definitive Agreement.
On February 13, 2020, American Tower Corporation (the “Company”) entered into a loan agreement (the “Term Loan Agreement”) for a new $750.0 million unsecured term loan (the “Term Loan”) with Mizuho Bank, Ltd., as Administrative Agent, Joint Lead Arranger and Joint Bookrunner (each as defined therein), The Bank of Nova Scotia, Sumitomo Mitsui Banking Corporation, PNC Bank, National Association, TD Securities (USA) LLC and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as Co-Syndication Agents (as defined therein) and The Bank of Nova Scotia, Sumitomo Mitsui Banking Corporation, PNC Capital Markets LLC, TD Securities (USA) LLC and BBVA Securities Inc., as Joint Lead Arrangers and Joint Bookrunners (each as defined therein).

The Term Loan matures on February 12, 2021. All outstanding principal and accrued but unpaid interest will be due and payable in full at maturity. The Term Loan does not require amortization of principal and may be paid prior to maturity in whole or in part at the Company’s option without penalty or premium.

The Company used the net proceeds from the Term Loan, together with borrowings under its $2.25 billion senior unsecured revolving credit facility, as amended and restated in December 2019, to repay in full the existing indebtedness under its $1.3 billion term loan agreement entered into on February 14, 2019. The Company has the option of choosing either a defined base rate or the London Interbank Offered Rate (“LIBOR”) as the applicable base rate for borrowings under the Term Loan. The interest rate is 0.65% above LIBOR for LIBOR based borrowings or 0.00% above the defined base rate for base rate borrowings.

The Term Loan Agreement contains certain reporting, information, financial and operating covenants and other restrictions (including limitations on additional debt, guaranties, sales of assets and liens) with which the Company or its Subsidiaries must comply, including the following two financial maintenance tests (each of the capitalized terms as defined in the Term Loan Agreement):

•
a Company total leverage ratio (Total Debt to Adjusted EBITDA) of not greater than 6.00 to 1.00 as of the end of each fiscal quarter (or not greater than 7.00 to 1.00 as of the specified time periods after the occurrence of certain qualified acquisitions); and

•	a senior secured leverage ratio (Senior Secured Debt to Adjusted EBITDA) of not greater than 3.00 to 1.00 for the Company and its Subsidiaries.

Any failure to comply with the financial and operating covenants of the Term Loan Agreement may constitute a default, which could result in, among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable.

Certain of the lenders under the Term Loan Agreement and other parties to the Term Loan Agreement or their affiliates have provided, and may in the future provide, commercial banking, underwriting, lending, investment banking and financial advisory services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they have received or will receive customary fees and commissions.

The foregoing description is only a summary of certain provisions of the Term Loan Agreement and is qualified in its entirety by the terms of the Term Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 above is incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION
(Registrant)

Date:	February 13, 2020	By:	/s/ Thomas A. Bartlett
Thomas A. Bartlett
Executive Vice President and Chief Financial Officer